Exhibit 99.1

Balchem Corporation Signs Definitive Agreement to Acquire Chemogas NV

New Hampton, New York, May 2, 2019. Balchem Corporation (NASDAQ: BCPC) today announced that it has signed a definitive agreement to acquire Chemogas NV, a privately held specialty gases company, headquartered in Grimbergen, Belgium, from Benelux private equity firm Gilde Equity Management and Chemogas management. The closing of the transaction is still subject to the completion of customary closing conditions. Chemogas’ 2019 revenues are expected to be approximately €29 million with an EBITDA margin of approximately 30 percent. The transaction will be financed through the Company’s existing revolving credit facility and cash on hand. The transaction is expected to be accretive to Balchem’s earnings per share in 2019, on an adjusted basis. Credit Suisse provided financial advisory services on the transaction.

Chemogas has been a leader in the packaging and distribution of a wide variety of specialty gases, most notably ethylene oxide, primarily in the European and Asian markets, for medical device sterilization. Through its operational and logistical excellence, Chemogas supports its customers’ needs across more than 70 countries.

With this acquisition, Balchem significantly expands its geographic presence in the packaged ethylene oxide market, enabling the company to offer worldwide service and support to its medical device sterilization customers. The Chemogas sites in Europe and Asia will form a global network of facilities when combined with Balchem’s sites in the United States.

Ted Harris, Chairman, CEO, and President of Balchem said, “With the acquisition of Chemogas NV, Balchem is now the clear global leader in the critical supply of ethylene oxide to the medical device sterilization industry”. Mr. Harris added, “We are very excited to add Chemogas’ team of talented employees and their extensive packaging and supply chain capabilities to Balchem. The combination of our two companies will significantly enhance our ability to service and support our customers on a more global basis.”

Dirk Battig, CEO of Chemogas-Group, is very pleased with this transaction: “Supported by majority shareholder Gilde, we have further internationalized our footprint with the acquisition of Stereo Group in Asia-Pacific. We are now ready to leverage our leading position in Europe and the APAC-region, and team up with Balchem to further strengthen our position as a true global reference supplier of packaged specialty gases. We are excited to take on this next step together with them.”

About Balchem Corporation

Balchem Corporation develops, manufactures and markets specialty ingredients that improve and enhance the health and well-being of life on the planet, providing state-of-the-art solutions and the finest quality products for a range of industries worldwide. The company reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications. For more information please visit www.balchem.com

About Chemogas

Chemogas NV, originally founded in 1975 and headquartered in Grimbergen (Belgium), is a global leader in the filling, blending, worldwide marketing and distribution of chemical gases and liquids, as well as related services. The company is one of the premier global providers of packaged Ethylene oxide to the medical sterilization industry, with exports to more than 70 countries. Chemogas also supplies natural refrigerant gases (like ammonia, propylene etc.) and other specialty gases for the use in a broad spectrum of industries. Over the years, the Company successfully developed a predominant position as an officially registered Waste Treatment Centre and Waste Collector within its market segments, also providing recycling services for packaged gases. The Chemogas Group, being a top tier SEVESO company, holds the ISO 9001,ISO 14001, ISO 13485 and OHSAS 18001 certifications. For more information please visit www.chemogas.com

About Gilde Equity Management (GEM) Benelux

Gilde Equity Management (GEM) Benelux is an independent private equity firm with over EUR 1 billion in assets under management. It is one of the leading investors in medium-sized companies in the Benelux countries and has achieved successful international growth for many companies. Examples of investments of Gilde are Belgium based Actief Interim, one of the leading independent staffing agencies in Western-Europe; Fruity Line, a producer of premium freshly squeezed fruit and vegetable juices and smoothies; EV-Box, the leader in charging solutions for electric vehicles undergoing strong international expansion; and Dunlop Protective Footwear, the oldest manufacturer of boots in the Netherlands that has become the global market leader. For more information please visit www.gembenelux.com.

Forward-Looking Statement

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Mary Ann Brush, Executive Assistant to CEO
Telephone: 845-326-5600
E-mail: mabrush@balchem.com

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